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                                                                     EXHIBIT 3.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  MYOGEN, INC.
                       (PURSUANT TO SECTIONS 242 AND 245)

         Myogen, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         1. The name of the corporation is Myogen, Inc. The date of filing of the original Certificate of Incorporation with the Secretary of State was May 15, 1998.

         2. This Restated Certificate of Incorporation restates and further amends the Restated Certificate of Incorporation, as amended, of this corporation by restating the text of the Restated Certificate of Incorporation, as amended, in full to read as follows:

                                       I.

         The name of the corporation is Myogen, Inc. (the "Corporation" or the "Company").

         The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, Delaware 19805, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is the Corporation Service Company.

         The name of the Corporation's registered agent at said address is Corporation Service Company.

                                      II.

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      III.

         1. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Two Hundred Twenty Million Fifty-Four Thousand Five Hundred Sixty-Five (220,054,565) shares, One Hundred Twenty-One Million One Hundred Nine Thousand Five Hundred Sixty-Five (121,109,565) shares of which shall be Common Stock (the "Common Stock") and Ninety-Eight Million Nine Hundred Forty-Five Thousand (98,945,000) shares of which shall be Preferred Stock (the "Series Preferred"). The

                                       1.
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Series Preferred shall have a par value of one-tenth of one cent ($.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($.001) per share.

         B. Six Million Thirty-Five Thousand (6,035,000) of the authorized shares of Series Preferred are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). Eight Hundred Ten Thousand (810,000) of the authorized shares of Series Preferred are hereby designated "Series B Preferred Stock" (the "Series B Preferred"). Thirteen Million One Hundred Thousand (13,100,000) of the authorized shares of Series Preferred are hereby designated "Series C Preferred Stock" (the "Series C Preferred"). Seventy-Nine Million (79,000,000) of the authorized shares of Series Preferred are hereby designated "Series D Preferred Stock" (the "Series D Preferred" and together with the Series A Preferred and Series C Preferred, the "Senior Preferred"). As used hereafter in this Restated Certificate, "Preferred Stock" shall mean the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred as a single class.

         C. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

                  1. DIVIDEND RIGHTS.

                  (a) Each holder of Senior Preferred, in preference to the holders of any other stock of the Company, shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" (as defined below) per annum on each outstanding share of Senior Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series A Preferred shall be one dollar ($1.00). The Original Issue Price of the Series C Preferred shall be one dollar and thirty-seven and one-half cents ($1.375). The Original Issue Price of the Series D Preferred shall be one dollar and thirty-seven and one-half cents ($1.375). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative from the Original Issue Date of the Series A Preferred, Series C Preferred or Series D Preferred as applicable, (as defined in Section 4(e) below). No dividend shall be paid on any series of Senior Preferred unless a dividend shall be simultaneously paid on each other series of Senior Preferred as provided herein.

                  (b) Subject to the rights of the holders of any shares of Senior Preferred specified in Section 1(a) above, the holders of shares of Series B Preferred, in preference to any other holders of the Common Stock of the Company, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, cash dividends at the rate of eight percent (8%) of the Original Issued Price (as defined below) per annum on each outstanding share of Series B Preferred (as adjusted for stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series B Preferred shall be one dollar ($1.00). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative form the Original Issue Date of the Series B Preferred (as defined in Section 4(e) below).

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                  (c) So long as any shares of Preferred Stock shall be
outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock, nor shall any shares of any Common Stock of the Company be purchased, redeemed or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) and 1(b) above) on the Preferred Stock shall have been paid or declared and set apart. In the event dividends are to be paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(c) shall not, however, apply to (i) a dividend payable in Common Stock or (ii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors.

                  2. VOTING RIGHTS.

                  (a) GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Preferred Stock shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Preferred Stock are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                  (b) SEPARATE VOTE OF SENIOR PREFERRED. For so long as at least 1,500,000 shares of Senior Preferred, taken as a single class (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Senior Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-five percent (65%) of the outstanding Senior Preferred, voting together as a single class on an as-converted to Common Stock basis, shall be necessary for effecting or validating the following actions:

                      (i) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock;

                      (ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company unless it ranks junior to the Senior Preferred in right of redemption, liquidation preference, voting and dividends or any increase in the authorized or designated number of any such new class or series;

                      (iii) Any redemption, repurchase, payment of dividends or other distributions with respect to Preferred Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon

                                       3.
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termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                      (iv) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(c));

                      (v) Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock;

                      (vi) Any voluntary dissolution or liquidation of the Company;

                      (vii) Any license of any of the Company's technology, other than in the ordinary course of business, in such a manner as to have the same economic effect as an Asset Transfer;

                      (viii) Any increase to the size of the Company's Board of Directors;

                      (iv) Any material acquisition of equity or assets of any third party; and

                      (x) Any action that causes the Company to incur indebtedness in excess of $1,000,000.

                  (c) SEPARATE VOTE OF SERIES A PREFERRED. For so long as any shares of Series A Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series A Preferred shall be necessary for effecting or validating the following actions:

                      (i) Any amendment, alteration, or repeal of any provision of the Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation), that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series A Preferred; or

                      (ii) Any increase or decrease (other than by redemption or conversion) in the total number of authorized shares of Series A Preferred Stock.

                  (d) SEPARATE VOTE OF SERIES B PREFERRED. For so long as any shares of Series B Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series B Preferred shall be necessary for effecting or validating the following actions:

                      (i) Any amendment, alteration, or repeal of any provision of the Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation), that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series B Preferred; or

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                      (ii) Any increase or decrease (other than by redemption or conversion) in the total number of authorized shares of Series B Preferred
Stock.

                  (e) SEPARATE VOTE OF SERIES C PREFERRED. For so long as any shares of Series C Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series C Preferred shall be necessary for effecting or validating the following actions:

                      (i) Any amendment, alteration, or repeal of any provision of the Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation), that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series C Preferred; or

                      (ii) Any increase or decrease (other than by redemption or conversion) in the total number of authorized shares of Series C Preferred Stock.

                  (f) SEPARATE VOTE OF SERIES D PREFERRED. For so long as any shares of Series D Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series D Preferred shall be necessary for effecting or validating the following actions:

                      (i) Any amendment, alteration, or repeal of any provision of the Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation), that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series D Preferred; or

                      (ii) Any increase or decrease (other than by redemption or conversion) in the total number of authorized shares of Series D Preferred Stock.

                  (g) BOARD OF DIRECTORS. The authorized size of the Company's Board of Directors shall be eight (8) (unless an increase is approved by the Senior Preferred pursuant to Article III, Section 2(b)(viii)) and (i) the holders of Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors at each annual meeting of stockholders or pursuant to consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (ii) the holders of Series C Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Company's Board of Directors at each annual meeting of stockholders or pursuant to consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (iii) the holders of Series D Preferred, voting as a separate class, shall be entitled to elect three (3) members of the Company's Board of Directors at each annual meeting of stockholders or pursuant to consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and
(iv) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Company's Board of Directors at each annual meeting of stockholders or pursuant to consent of

                                       5.
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the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

                  3. LIQUIDATION RIGHTS.

                  (a) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Series B Preferred or any Common Stock, the holders of Senior Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Senior Preferred equal to the applicable Original Issue Price for such shares of Senior Preferred, plus all declared and unpaid dividends on such shares of Senior Preferred, (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Senior Preferred held by them.

                  (b) After the payment of the full liquidation preference of the Senior Preferred as set forth in Section 3(a) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and the Preferred Stock on an as-if-converted to Common Stock basis until the holders of Preferred Stock have received an aggregate amount per share in respect of such liquidation (including the amount of the liquidation preference paid pursuant to Section 3(a) above) equal to three (3) times the applicable Original Issue Price of such shares of Preferred Stock; thereafter, if assets remain in the Company, the holders of the Common Stock of the Company (including the holders of Common Stock issued upon conversion of the Preferred Stock) shall receive all of the remaining assets of the Company in proportion to the shares of Common Stock then held by each.

                  (c) The following events shall be considered a liquidation under this Section:

                      (i) Any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred other than the issuance and sale of the Company's Series D Preferred pursuant to the Series D Preferred Stock Purchase Agreement (the "Series D Purchase Agreement"), dated on or about the date hereof (an "Acquisition"); or

                      (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (including the sale, transfer or other disposition of all or substantially all of the technology or intellectual property of the Company) (an "Asset Transfer").

                  (d) If, upon any liquidation, distribution or winding up, the assets of the Company shall be insufficient to make payment in full to the Senior Preferred of the liquidation preference set forth in Section 3(a) and 3(b), then such assets shall first be distributed among the holders of Senior Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled as described in Section 3(a) and 3(b), then to

                                       6.
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the holders of the Common Stock and Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled as described in Section 3(b).

                  4. CONVERSION RIGHTS.

                  The holders of Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the "Conversion Rights"):

                  (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable "Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Preferred Stock being converted.

                  (b) CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the "Series C Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the "Series D Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the "Series D Conversion Price," calculated as provided in Section 4(c).

                  (c) CONVERSION PRICE. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the "Series A Conversion Price"). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted. The conversion price for the Series B Preferred shall initially be the Original Issue Price of the Series B Preferred (the "Series B Conversion Price"). Such initial Series B Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted. The conversion price for the Series C Preferred shall initially be the Original Issue Price of the Series C Preferred (the "Series C Conversion Price"). Such initial Series C Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted. The conversion price for the Series D Preferred shall initially be the Original Issue Price of the Series D Preferred (the "Series D Conversion Price"). Such initial Series D Conversion Price shall be adjusted from time to time in accordance with this
Section 4.

                                       7.
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All references to the Series D Conversion Price herein shall mean the Series D
Conversion Price as so adjusted.

                  (d) MECHANICS OF CONVERSION. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this
Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the Original Issue Date (as hereinafter defined) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective. The Original Issue Date of the Series A Preferred shall be the date that the first share of Series A Preferred is issued. The Original Issue Date of the Series B Preferred shall be the date that the first share of Series B Preferred is issued. The Original Issue Date of the Series C Preferred shall be the date that the first share of Series C Preferred is issued. The Original Issue Date of the Series D Preferred shall be the date that the first share of Series D Preferred is issued.

                  (f) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price applicable to each Series of Preferred Stock then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such

                                       8.
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dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

                  (g) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

                  (h) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  (i) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of

                                       9.
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shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                  (j) SALE OF SHARES BELOW SERIES A, SERIES C OR SERIES D CONVERSION PRICE.

                      (i) If at any time or from time to time after the applicable Series A Preferred, Series C Preferred or Series D Preferred Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than (i) as a dividend or other distribution on any class of stock as provided in Section 4(f) above or (ii) a subdivision or combination of shares of Common Stock as provided in Section 4(c) above for an Effective Price (as hereinafter defined) less than the then effective Series A Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, then and in each such case the then existing Series A Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares so issued would purchase at such applicable Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, and (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock or other securities convertible into Preferred Stock could be converted if fully converted on the day immediately preceding the given date.

                      (ii) For the purpose of making any adjustment required under this Section 4(j), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale (other than the consideration paid by the Company to J.P. Morgan Securities Inc. in connection with the issuance of Series D Preferred Stock pursuant to the Series D Purchase Agreement) but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                                      10.

                      (iii) For the purpose of the adjustment required under this Section 4(j), if the Company issues or sells any rights or options for the purchase of, stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price (as defined herein) of such Additional Shares of Common Stock is less than the Series A Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or nonoccurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such right, option or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series A Conversion Price, Series C Conversion Price or Series D Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Conversion Price, Series C Conversion Price or Series D Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Conversion Price, Series C Conversion Price or Series D Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred, Series C Preferred or Series D Preferred, as applicable.

                                      11.

                      (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(j), whether or not subsequently reacquired or retired by the Company other than (1) shares of Common Stock issued upon conversion of Preferred Stock; (2) up to 16,617,320 shares of Common Stock reserved for issuance under the Company's 1998 Equity Incentive Plan (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) and the Common Stock issued pursuant to such options; (3) shares of Series D Preferred Stock issued pursuant to the Series D Purchase Agreement to J.P. Morgan Securities Inc.; (4) shares of Common Stock and Preferred Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the August 26, 2003; (5) any equity securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board, including at least two directors elected by the holders of Series D Preferred, (6) any equity securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board, including at least two directors elected by the holders of Series D Preferred;
(7) any equity securities issued in connection with strategic transactions involving the Company and other entities in which there is a significant commercial component, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of equity securities therein has been approved by the Board, including at least two directors elected by the holders of Series D Preferred, (8) shares of Series B Preferred Stock issued by the Company pursuant to that certain Series B Preferred Stock Purchase Agreement, dated March 16, 2000, by and among the Company and the other parties thereto (the "Series B Purchase Agreement"), and (9) warrants to purchase an aggregate of one hundred seventy-five thousand (175,000) shares of Common Stock issued on March 16, 2000 (the "Common Stock Warrants"). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(j), for such Additional Shares of Common Stock.

                  (k) ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the Conversion Price at the time in effect and (2) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

                  (l) NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or

                                      12.

recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                  (m) AUTOMATIC CONVERSION.

                      (i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective and applicable Conversion Price, upon the earlier to occur of (A) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least one and one-half (1 1/2) times the Original Issue Price of the Series D Preferred (as adjusted for stock splits, dividends, recapitalizations and the like) and (ii) the cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least $25,000,000, or (B) the date specified in the affirmative consent or agreement of the holders of at least sixty-five percent (65%) of the outstanding shares of Preferred Stock, voting together as a single class. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                      (ii) Upon the occurrence of the events specified in paragraph 4(m)(i) above, the outstanding shares of the Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                                      13.

                  (n) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

                  (o) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (p) NOTICES. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                  (q) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

                  (r) NO DILUTION OR IMPAIRMENT. The Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

                                      14.

                  5. REDEMPTION.

                  (a) The Company shall be obligated to redeem the Senior Preferred as follows:

                      (i) The holders of at least sixty five percent (65%) of the then outstanding shares of Senior Preferred, voting together as a single class (on an as-if converted to Common Stock basis), may require the Company, to the extent it may lawfully do so, to redeem the Senior Preferred in three (3) equal annual installments beginning on the sixth anniversary of the August 26, 2003, (each annual installment a "Redemption Date"); provided that the Company shall receive at least sixty (60) days prior to such sixth anniversary written notice of such election of the Senior Preferred. The Company shall effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the shares of Senior Preferred to be redeemed a sum equal to the amount per share equal to the Conversion Price of the Series A Preferred, Series C Preferred or Series D Preferred, as applicable (calculated pursuant to Section
4), plus interest calculated at the rate of fifteen percent (15%) per annum on each outstanding share of Senior Preferred based on the applicable Conversion Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) calculated from the Series D Preferred Original Issue Date, plus any declared and unpaid dividends on such shares of Senior Preferred. The amount to be paid for each share of Senior Preferred is hereinafter referred to as the "Redemption Price" for each share of Senior Preferred Stock. The number of shares of Senior Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Senior Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). All shares subject to redemption pursuant to this
Section 5(a) shall be redeemed from each holder of Senior Preferred if any such shares are redeemed.

                      (ii) At least thirty (30) days but no more than sixty (60) days prior to the first Redemption Date, the Company shall send a notice (a "Redemption Notice") to all holders of Senior Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such shares pro rata among holders of Senior Preferred in accordance with the number of shares of Senior Preferred held and on each succeeding Redemption Date, the Company shall redeem any unredeemed shares of Senior Preferred which were to have been redeemed in the previous Redemption Date in addition to shares of Senior Preferred then required to be redeemed. To the extent the foregoing is impracticable due to limitations applicable to redemption of the Senior Preferred under applicable laws, the Company shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

                  (b) On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share

                                      15.

certificates. Any moneys deposited by the Company pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4(a) or 4(m) hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

                  (c) On or after such Redemption Date, each holder of shares of Senior Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Senior Preferred, as applicable (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Senior Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Senior Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

                  (d) In the event of a call for redemption of any shares of Senior Preferred, the Conversion Rights (as defined in Section 4) for such Senior Preferred, as applicable, shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless the Company is unable to redeem such shares in full pursuant to the terms set forth herein or default is made in payment of the Redemption Price.

                  6. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued. The Certificate of Incorporation of the Company shall be appropriately amended to effect the corresponding reduction in the Company's authorized capital stock.

                  7. NO PREEMPTIVE RIGHTS. Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

                                      IV.

         A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware

                                      16.

General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law, as so amended.

         B. Any repeal or modification of this Article IV shall only be prospective and shall not affect the rights under this Article IV in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability.

                                       V.

         For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

         A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed in the manner provided in this Amended and Restated Certificate.

         B. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation and any separate class votes as required in this Certificate; and provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

         C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                      VI.

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

                                      17.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed this 26th day of August, 2003, by the undersigned who affirmed that the statements made herein are true and correct.

                                      By: /s/ J. William Freytag
                                          -------------------------------------
                                          J. William Freytag
                                          President and Chief Executive Officer